EXHIBIT 99.1

ibex Announces Changes to Board of Directors
Welcomes Patrick J. McGinnis and JJ Zhuang to the Board, Bringing Vast Entrepreneurial, Venture Capital, and Software Engineering Expertise
WASHINGTON, October 28, 2024—IBEX Limited (“ibex”), a leading provider in global business process outsourcing and end-to-end customer engagement technology solutions, today announced the retirement of Gerard Kleisterlee from its Board of Directors, effective after the Company’s 2024 Annual General Meeting of Shareholders (AGM) scheduled for December 5, 2024.
“Gerard has been a tremendous advisor to ibex for more than 10 years, including serving on the Board since 2021. His clear vision, thoughtful counsel, and deep commitment to ibex has helped position ibex as an industry innovator poised for future growth,” said Mohammed Khaishgi, Chairman of the Board at ibex Limited. "On behalf of the Board, I would like to thank Gerard for his distinguished service and leadership to ibex."
The Company also announced the resignation of John Leone following its last Board Meeting, effective October 24, 2024.
“I would also like to thank John for his excellent contributions to ibex and steady guidance as Audit Committee Chair. He played an instrumental role in our transition from a foreign private issuer to a US domestic filer and ensured agreement with management and the auditors,” Khaishgi added. “We are grateful for his dedication and service to ibex and wish him continued success in his future pursuits.”
Fiona Beck will assume the role of Audit Committee Chairperson, filling the vacancy left by Leone, effective after the Company’s Board Meeting on October 24, 2024. Beck has relinquished her appointment status and will stand for election at the AGM.
ibex announced two new Board appointments, including Patrick J. McGinnis, effective following the Company’s Board Meeting on October 24, 2024, and JJ Zhuang, effective after the Company’s 2024 AGM.
McGinnis, a venture capitalist, bestselling author, and creator of the hit podcast FOMO Sapiens, will fill the appointment vacancy by Beck effective after the Company’s Board Meeting on October 24, 2024.
Zhuang, former chief architect and VP of engineering at Instacart and co-founder and CTO of Acompli, will fill the appointment vacancy by Kleisterlee’s retirement, effective immediately following the AGM.
“We are excited to welcome Patrick and JJ to the ibex Board. They bring unique skill sets and expertise that will complement our current members and help to accelerate ibex’s growth trajectory,” said Khaishgi. “New AI-powered solutions are transforming the customer experience industry, and ibex is on the cutting-edge of this fundamental shift delivering hyper-personalized and more profitable customer interactions at scale.”
About ibex
ibex helps the world’s preeminent brands more effectively engage their customers with services ranging from customer support, technical support, inbound/outbound sales, business intelligence and analytics, digital demand generation, and CX surveys and feedback analytics.
Media Contact:
Dan Burris
daniel.burris@ibex.co